As filed with the Securities and Exchange Commission on February 26, 2002

                                                     Registration No. 333-83174
                   Post-effective Amendment No. 3 to Registration No. 333-71167
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ---------------------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                          ---------------------------

                                   AT&T Corp.
             (Exact name of registrant as specified in its charter)

          New York                       4811                  13-4924710
(State or other jurisdiction      (Primary Standard         (I.R.S. employer
    of incorporation or       Industiral Classification   identification number)
       organization)                 Code Number)

                          ---------------------------

                           32 Avenue of the Americas
                         New York, New York 10013-2412
                                 (212) 387-5400
                  (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                          ---------------------------

                            Marilyn J. Wasser, Esq.
                       Vice President--Law and Secretary
                                   AT&T Corp.
                             295 North Maple Avenue
                            Basking Ridge, NJ 07920
                                 (908) 221-2000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          ---------------------------

                                    Copy to:
                         Charles S. Whitman, III, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ---------------------------

     Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this registration statement relates to securities registered under this registration statement and the securities registered and remaining unsold under AT&T Corp.'s registration statement on Form S-3 (Registration No. 333-71167) initially filed on January 26, 1999. Pursuant to Rule 429(b), this registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 3 to AT&T Corp.'s registration statement on Form S-3 (Registration No. 333-71167), and such Post-Effective Amendment No. 3 shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933. In the event that securities previously registered under AT&T Corp.'s registration statement on Form S-3 (Registration No. 333-71167) are offered and sold prior to the effective date of this registration statement, the amount of such previously registered securities so sold will not be included in the prospectus hereunder.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

PROSPECTUS


                                 $5,000,000,000

                               [AT&T CORP. LOGO]

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                               Depositary Shares
                                    Warrants
                                     Units

                                  ------------

     We may offer any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $5,000,000,000.

     We urge you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision. This prospectus may not be used to make sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.


     Our common stock is listed for trading on the New York Stock Exchange, Inc. under the symbol "T." Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange. On February 25, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $15.50. Prospective purchasers of common stock are urged to obtain current information as to the market prices of the common stock.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     Our principal office is located at 32 Avenue of the Americas, New York, New York 10013. Our telephone number is (212) 387-5400. Our website can be found at www.att.com. Information on this website is not incorporated by reference in this prospectus.


               The date of this prospectus is February 26, 2002.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION...........................................1
FORWARD-LOOKING STATEMENTS....................................................2
ABOUT THIS PROSPECTUS.........................................................4
ABOUT AT&T CORP...............................................................4
RECENT DEVELOPMENTS...........................................................4
USE OF PROCEEDS...............................................................5
RATIO OF EARNINGS TO FIXED CHARGES............................................5
DESCRIPTION OF SECURITIES.....................................................5
DESCRIPTION OF DEBT SECURITIES................................................5
DESCRIPTION OF PREFERRED STOCK...............................................12
DESCRIPTION OF COMMON STOCK..................................................17
DESCRIPTION OF DEPOSITARY SHARES.............................................18
DESCRIPTION OF WARRANTS......................................................20
DESCRIPTION OF UNITS.........................................................22
LEGAL OWNERSHIP AND BOOK ENTRY ISSUANCE......................................24
PLAN OF DISTRIBUTION.........................................................27
LEGAL MATTERS................................................................28
EXPERTS......................................................................28
GLOSSARY.....................................................................29

     We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offer contained in this prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by AT&T Corp. or any underwriters. This prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also are available to the public from commercial documents retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" information in this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

AT&T SEC Filings (File No. 1-1105)                        Period
----------------------------------                        ------
Annual Report on Form 10-K..........    Year ended December 31, 2000, filed on
                                        April 2, 2001 (as amended April 17,
                                        2001)

Quarterly Reports on Form 10-Q......    Quarter ended March 31, 2001, filed on
                                        May 15, 2001 (as amended July 3, 2001
                                        and August 10, 2001), quarter ended
                                        June 30, 2001, filed on August 14, 2001
                                        and quarter ended September 30, 2001,
                                        filed on November 13, 2001

Current Reports on Form 8-K.........    Filed on February 16, 2001, March 1,
                                        2001, March 28, 2001, March 29, 2001
                                        (as amended April 11, 2001), April 19,
                                        2001, April 27, 2001, May 22, 2001,
                                        June 19, 2001, July 19, 2001, July 24,
                                        2001, September 24, 2001, October 23,
                                        2001, December 21, 2001, January 4,
                                        2002, February 5, 2002 and February 21,
                                        2002

Proxy Statements....................    Filed on March 30, 2001, May 11, 2001
                                        (as amended July 3, 2001) and February
                                        11, 2002

     We also incorporate by reference additional documents that may be filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus prior to the termination of the offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this document is delivered may obtain documents incorporated by reference in this prospectus by requesting them in writing, or by telephone, from us at the following address:

                                   AT&T Corp.
                           32 Avenue of the Americas
                         New York, New York 10013-2412
                              Tel: (212) 387-5400
                    Attn: Office of the Corporate Secretary

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated February 26, 2002. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

                           FORWARD-LOOKING STATEMENTS

     Statements in this prospectus and the documents incorporated herein by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended. The words "estimate," "project," "intend," "expect," "believe," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and throughout the other documents incorporated herein by reference, including, but not limited to, our 2000 Annual Report on Form 10-K, our Current Report on Form 8-K dated September 24, 2001 and any other amendments to the annual report, and our Proxy Statement dated
February 11, 2002.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

     These forward-looking statements, including, without limitation, those relating to our restructuring plan, proposed merger transaction for our broadband business, financial condition, businesses and strategies, future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, and other matters, in each case, relating to us and our groups and subsidiaries, wherever they occur in this prospectus and the documents incorporated herein by reference, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in the documents incorporated herein by reference. Various factors could cause actual results to differ materially from estimates or projections contained in the forward-looking statements including, without limitation:

     o the risk factors described in the documents incorporated herein by reference,

     o changes in our businesses, operations, results and prospects, including those due to our restructuring plan, our proposed merger transaction for our broadband business and other events,

     o the effects of new business strategies, including the operations of new systems and technologies,

     o the prospects of operations of our main business units operating as separate entities as opposed to a part of an integrated telecommunications provider following completion of our restructuring plan, our proposed merger transaction with Comcast Corporation for our broadband business and other transactions,

     o the actions and effects of existing and new competitors in the markets in which our groups compete,

     o the impact of oversupply of capacity resulting from excessive deployment of network capacity,

     o the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making the competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively,

     o the availability and cost of capital and the consequences of increased leverage,

     o the successful execution of plans to dispose of non-strategic assets as part of an overall corporate deleveraging plan,

     o the impact of any unusual items resulting from ongoing evaluations of the business strategies of our groups,

     o the requirements imposed on our groups or latitude allowed to competitors by the Federal Communications Commission or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations,

     o    the results of litigation filed or which may be filed against us,

     o the possibility of one or more of the markets in which our groups compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which we have no control, and

     o    events related to our investments and joint ventures.

     Except for our ongoing obligations to disclose material information under U.S. federal securities laws, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Moreover, in the future, we, through our senior management team, may make forward-looking statements about the matters described in this document or other matters concerning us and our groups and subsidiaries.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     The information in this prospectus speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

     References in this prospectus to the terms "we" or "us" or other similar terms mean AT&T Corp., unless we state otherwise or the context indicates otherwise.

                                ABOUT AT&T CORP.

     AT&T Corp. was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412 (telephone number 212-387-5400).

     We are among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. We and our subsidiaries furnish domestic and international long distance, regional and local communications services, cable (broadband) television and Internet communications.

                              RECENT DEVELOPMENTS

     On December 19, 2001, AT&T and AT&T Broadband Corp., a wholly owned subsidiary of AT&T, entered into a Separation and Distribution Agreement providing, subject to the terms and conditions thereof, that AT&T would separate its broadband business from its other businesses, transfer its broadband business to AT&T Broadband and distribute shares of common stock of AT&T Broadband to shareholders of AT&T. Also, on that day, AT&T, AT&T Broadband and Comcast Corporation entered into a Merger Agreement pursuant to which, subject to the terms and conditions thereof, AT&T Broadband would combine with Comcast and shareholders of AT&T Broadband would receive shares of the combined entity in exchange for their shares of AT&T Broadband. For additional information about these transactions, see "Where You Can Find More Information."

         AT&T also announced that it intends to proceed with other aspects of its previously announced restructuring, including the creation of a tracking stock for its consumer services unit, which is expected, subject to shareholder approval and other conditions, to be distributed to AT&T shareholders later this year.

                                USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes, which may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for the periods indicated below were as follows:

                                                    Nine Months Ended
             Year Ended December 31,                  September 30,
-----------------------------------------------     -----------------
 1996       1997       1998      1999      2000           2001
 ----       ----       ----      ----      ----           ----
12.4 x     11.7 x     14.9 x     5.0 x     2.9 x            *

     * AT&T's loss for the nine months ended September 30, 2001, was inadequate to cover fixed charges, dividend requirements on preferred stock and interest on trust preferred securities in the amount of $6.2 billion.

     This ratio shows the coverage of earnings from continuing operations before income taxes to fixed charges, which consist primarily of interest and debt expense.

     For the purpose of calculating the ratio of earnings to fixed charges, we calculate earnings by adding fixed charges excluding capitalized interest to income from continuing operations before income taxes, and by adding AT&T's share of net equity investment losses, net of distributions in less-than-fifty-percent-owned affiliates. By fixed charges we mean total interest, including capitalized interest, dividend requirements on preferred stock and interest on trust preferred securities and a portion of rentals, which we believe is representative of the interest factor of our rental expense.

                           DESCRIPTION OF SECURITIES

     This prospectus contains a summary of the debt securities, preferred stock, common stock, depositary shares, warrants and units that we may offer. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

     Any of the securities described herein and in a prospectus supplement may be issued separately or as part of a unit consisting of two or more securities, which may or may not be separable from one another.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities are to be issued under an indenture, dated as of September 7, 1990, between us and The Bank of New York, as Trustee, as amended by the First Supplemental Indenture, dated as of October 30, 1992, between AT&T and the Trustee (we refer to this indenture, as amended, including the provisions becoming a part thereof, or superseding provisions thereof, pursuant to the Trust Indenture

Reform Act of 1990 (P.L. 10 1-550), as the "indenture"). A copy of the indenture is filed as an exhibit to this prospectus.

     This prospectus briefly outlines the main indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

     In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

General

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     o    The total principal amount of the debt securities

     o The percentage of the principal amount at which the debt securities will be issued

     o The date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date

     o The interest rate or rates and the method for calculating the interest rate

     o    The interest payment dates

     o    Optional or mandatory redemption terms

     o The terms, if any, upon which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of us or of any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions

     o    Authorized denominations

     o    The currency in which the debt securities will be denominated

     o Whether the principal of and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars

     o The manner in which any payments of principal of and any premium or interest will be calculated, if the payment will be based on an index or formula

     o Whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form

     o Whether the debt securities will be issued as registered securities or as bearer securities

     o    Information describing any book-entry features

     o Whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts

     o    Any other terms

     We may issue debt securities of any series as registered securities or bearer securities or both. In addition, we may issue uncertificated securities. Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in temporary or permanent global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

Payment and Transfer

     Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register. We will pay interest on bearer securities when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States.

     Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.

     You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. A prospectus supplement will describe the procedures for exchanging bearer debt securities, if applicable. Registered debt securities can never be exchanged for bearer debt securities.

     Neither AT&T nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

     Unless we indicate otherwise in a prospectus supplement, we will issue debt securities only in denominations of $25,000 and integral multiples of $1,000 over $25,000. If we issue debt securities in a foreign currency, we will specify the authorized denominations in the prospectus supplement.

     If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. Original issue discount debt securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

Temporary Global Securities

     If so specified in the relevant prospectus supplement, all or any portion of the debt securities of a series that are issuable as bearer securities initially will be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depository in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, S.A. ("Clearstream") for credit to the respective accounts of the beneficial owners of such debt securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary global security and described in the relevant prospectus supplement, the interest in such temporary global security will be exchangeable for definitive debt securities in bearer form, registered form, or permanent global form, or any combination thereof, as specified in the relevant prospectus supplement.

     The prospectus supplement will set forth the procedures for payment of interest in respect of any portion of a temporary global security payable on an Interest Payment Date (as defined in the prospectus supplement) occurring prior to the issuance of definitive debt securities.

Permanent Global Securities

     If any debt securities of a series are issuable in either bearer or registered permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. A person having a beneficial interest in a permanent global security, except with respect to payment of principal of, premium, if any, and any interest on the permanent global security, will be treated as a holder of the principal amount of outstanding debt securities represented by the permanent global security. This amount shall be specified in a written statement of the holder of the permanent global security, or in the case of a permanent global security in bearer form, of Euroclear or Clearstream, which is produced to the Trustee by such person. Principal of, premium, if any, and any interest on a permanent global security will be payable in the manner described in the relevant prospectus supplement.

Covenants

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. The prospectus supplement may contain different covenants. We have provided a Glossary at the end of this prospectus to define the capitalized words used in describing the covenants. In the covenants, all references to us mean AT&T Corp. only.

     Limitation on Secured Indebtedness. We have agreed in our indenture dated as of September 7, 1990 that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as such Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions would not exceed 10% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured

Indebtedness which is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently. (Section 4.03).

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years, excluding leases of newly acquired, improved or constructed property, covering any Principal Property of AT&T or any Restricted Subsidiary that is sold to any other person in connection with such lease, unless either immediately thereafter, the sum of

     o the discounted present value of all net rentals payable under all such leases entered into after April 1, 1986 (except for any lease entered into by a Restricted Subsidiary before it became a Restricted Subsidiary) and

     o the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities does not exceed 10% of Consolidated Net Tangible Assets, or an amount equal to the greater of

     o the net proceeds to AT&T or a Restricted Subsidiary from such sale and

     o    the discounted present value of all net rentals payable thereunder,

is used within 180 days to retire long-term debt of AT&T or a Restricted Subsidiary. However, debt which is subordinate to these debt securities or which is owed to AT&T or a Restricted Subsidiary may not be retired. (Section 4.04)

Consolidation, Merger or Sale

     We have agreed not to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets to any person, unless

     o    that person is authorized to acquire and operate our property and

     o the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform. (Section 5.01)

Modification of the Indenture

     Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections
9.01 & 9.02.)

Events of Default

     When we use the term Event of Default in the indenture, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

     o we fail to pay the principal or any premium on any debt security when due

     o    we fail to pay interest when due on any debt security for 90 days

     o we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it from the Trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series or

     o we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company for the benefit of our creditors.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

     A default under our other indebtedness will not be a default under the indenture, and a default under one series of debt securities under the indenture will not necessarily be a default under another series.

     The Trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an Event of Default described above or would be an Event of Default but for the giving of notice or the passage of time. (Section 7.05)

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

     o    the entire principal of the debt securities of such series or

     o if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.01)

     The holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, among other things, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities of such series. (Sections 6.01 and 6.06)

     Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 7.01) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Section 6.06)

     We are not required to provide the Trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

     o we will be discharged from our obligations with respect to the debt securities of such series or

     o we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

     We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

     The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

Conversion and Exchange

     We will summarize in a related prospectus supplement the terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or preferred stock, property or cash, or a combination of any of the foregoing. These terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which case the number of our shares of common stock or preferred stock to be received by the holders of the debt securities would be calculated according to the factors and at the time summarized in the related prospectus supplement. The prospectus supplement will also summarize the material federal income tax consequences applicable to the convertible or exchangeable debt securities.

                         DESCRIPTION OF PREFERRED STOCK

Authorized Preferred Stock

     Our restated certificate of incorporation authorizes us to issue 100,000,000 shares of preferred stock, par value $1.00 per share. Of these 100,000,000 authorized preferred shares, our restated certificate of incorporation specifically provides for 2,000,000 authorized preferred shares to constitute a series designated as Subsidiary Exchangeable Preferred Stock, or the Subsidiary Preferred Stock. The specific terms of Subsidiary Preferred Stock are described below under "Description of Subsidiary Preferred Stock".

     We may issue shares of preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors. Under our restated certificate of incorporation, we cannot pay dividends (other than dividends payable in common shares) on our common shares unless full cumulative dividends on all outstanding shares of preferred stock for all past dividend periods and for the current dividend period have been paid or declared and set apart for payment.

     Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

     o the number of shares to be included in the series, and the designation of the series;

     o the dividend rate for the series and the date or dates from which dividends shall be cumulative;

     o the times when, the prices at which, and all other terms and conditions upon which shares of the series may be redeemable;

     o the amounts payable to holders upon our liquidation, dissolution or winding up, which may vary based on the date of such event and whether such event was voluntary or involuntary, except that the maximum aggregate amount all outstanding shares of preferred stock may receive upon involuntary liquidation, dissolution or winding up cannot exceed $8,000,000,000;

     o any purchase, retirement or sinking fund provisions for the purchase or redemption of the series or for other corporate purposes, and the operation of this fund;

     o whether the series is convertible or exchangeable and, if so, the price or prices of conversion or exchange, and the method, if any, of adjusting this price;

     o restrictions, if any, on the payment of dividends or making of other distributions on, and upon the purchase or acquisition of, common shares;

     o restrictions, if any, upon the creation of indebtedness and upon the issuance of additional shares ranking on a parity with or prior to the shares of such series;

     o the voting rights, if any, of such series in addition to the voting rights provided in our restated certificate of incorporation; and

     o    any other rights, preferences and limitations relating to the series.

     The ability of our board of directors to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

Specific Terms of a Series of Preferred Stock

     The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of United States Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

     The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the specific features in the categories set forth above under "--Authorized Preferred Stock" for the series of preferred stock to which it relates.

Rank

     Our preferred stock will have priority over our common stock with respect to dividends and distribution of assets. All shares of preferred stock of all series will rank equally and be identical in all respects, except for those variations in rights, preferences and limitations permitted by our restated certificate of incorporation. We describe these permitted areas of variation above under "--Authorized Preferred Stock". All shares of any particular series will rank equally, except that shares of one series issued at different times may vary with respect to the date from which dividends shall be cumulative.

Dividends

     Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock will be cumulative from the date or dates fixed with respect to that series.

Redemption

     The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Convertibility and Exchangeability

     The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Liquidation

     Subject to the provisions of our restated certificate of incorporation, including limits on the aggregate amount of distributions on preferred stock, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement, including all accumulated and unpaid dividends up to the date of final distribution. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference. The maximum aggregate amount all outstanding shares of preferred stock are entitled to receive upon involuntary liquidation, dissolution or winding up will not exceed $8,000,000,000. Our restated certificate of incorporation specifies that the voluntary transfer of all or substantially of the assets of our company or consolidation or merger of our company with or into one or more other corporations will not constitute a liquidation, dissolution or winding up of our company.

Voting Rights

     Whenever there is preferred stock outstanding, we may not

     o without the approval of the holders of at least 66 2/3% of the outstanding shares of preferred stock, authorize any shares ranking prior to the preferred stock or amend our restated certificate of incorporation to adversely affect the shares of preferred stock; or

     o without the approval of the holders of at least 66 2/3% of the outstanding shares of any series of preferred stock, change any of the provisions applicable to that series to adversely affect the shares of such series; or

     o without the approval of the holders of at least a majority of the outstanding shares of preferred stock, increase the authorized number of shares of preferred stock or of any other class of stock ranking on parity with the preferred stock.

     Also, at any time or time when dividends payable on shares of preferred stock are in default in an aggregate amount equal to six full quarterly dividends, the number of members of our board of directors will automatically increase by two, and the holders of preferred stock will have the right to elect these two new directors until all accumulated dividends through the latest dividend payment date have been paid in full or declared and set apart for payment.

Preemptive Rights

     No holder of shares of preferred stock of any series will have any preemptive rights to purchase any other shares of the corporation or shares convertible into shares of the corporation.

Transfer Agent

     The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

Description of Subsidiary Preferred Stock

     The Subsidiary Preferred Stock has the rights and is subject to the terms and conditions discussed below. As of the date of this prospectus, 759,792 shares of the Subsidiary Preferred Stock are held by our subsidiaries.

Rank

     The Subsidiary Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of our preferred stock, and senior to our common stock.

Dividends

     Holders of shares of Subsidiary Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the Quarterly Dividend Payment Date, which is the first day of March, June, September and December in each year, in an amount per share (rounded to the nearest cent) equal to the greater of

     o    $1, or

     o subject to the adjustments described below under "--Adjustments", 1000 times the aggregate per share amount of cash and 1000 times the aggregate per share amount of all non-cash dividends or other distributions declared on our common stock since the last quarterly dividend payment date.

     In lieu of any dividends payable in shares of our common stock or payable as a result of a subdivision of the outstanding shares of common stock (by reclassification or otherwise), the adjustments described below under "--Adjustments" will be made. Accrued but unpaid dividends on shares of Subsidiary Preferred Stock will not bear interest.

Certain Restrictions

     We are subject to certain restrictions in the event that quarterly dividends or other dividends or distributions payable on the Subsidiary Preferred Stock are in arrears (which does not include any failure to make any payment as a result of a waiver by the holders thereof). In this case, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Subsidiary Preferred Stock outstanding have been paid in full, we cannot declare or pay dividends, or make any other distributions:

     o on any shares of stock ranking junior (either as to dividends or upon liquidation) to the Subsidiary Preferred Stock; or

     o on any shares of stock ranking on a parity (either as to dividends or upon liquidation) with the Subsidiary Preferred Stock, except dividends paid ratably on the Subsidiary Preferred Stock and all parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of these shares are then entitled.

     When dividends or distributions on Subsidiary Preferred Stock are in arrears, we and any our subsidiaries also may not:

     o acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation) to the Subsidiary Preferred Stock. However, we may at any time acquire shares of any junior stock in exchange for shares of any of our stock ranking junior (either as to dividends or upon liquidation) to the Subsidiary Preferred Stock; or

     o acquire for consideration any shares of Subsidiary Preferred Stock, or any shares of stock ranking on a parity with it, except in accordance with a purchase offer made in writing or by publication to all holders of these shares.

Redemption

     Our board of directors may redeem shares of Subsidiary Preferred Stock at any time at a ratio of 1000 shares of our common stock per each share of Subsidiary Preferred Stock, subject to the adjustments described below under "--Adjustments".

Liquidation

     Subject to (a) the provisions of our restated certificate of incorporation, including limits on the aggregate amount of distributions on preferred stock, and (b) the specific limit described in the last sentence of this section, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, holders of shares of Subsidiary Preferred Stock have the following rights:

     o no distribution will be made on any securities ranking junior to the Subsidiary Preferred Stock, including our common stock, until the holders of shares of Subsidiary Preferred Stock have received $1000 per share, plus an amount equal to all accumulated and unpaid dividends up to the date of final distribution; and

     o subject to the adjustments described below under "Adjustments", each share of Subsidiary Preferred Stock will be entitled to receive an amount equal to 1000 times the aggregate amount to be distributed on each share of our common stock.

     If the liquidation amounts payable to the Subsidiary Preferred Stock and any other securities ranking on a parity as to dividend or liquidation rights are not paid in full, the holders of the Subsidiary Preferred Stock and all parity stock will share ratably in proportion to the full liquidation preferences of each security. The maximum aggregate amount all outstanding shares of Subsidiary Preferred Stock are entitled to receive (before any distributions are made on stock ranking junior to it) upon involuntary liquidation, dissolution or winding up shall not exceed $500,000,000.

Consolidation, Merger, etc.

     In the event our company is involved in a transaction in which shares of our common stock are exchanged for other stock, cash and/or other property, then in each case at the same time each share of Subsidiary Preferred Stock shall be exchanged for an amount equal to 1000 times the aggregate amount of consideration into which each share of our common stock is exchanged. This amount for which each share of Subsidiary Preferred Stock would be exchanged is subject to the adjustments described below under "--Adjustments".

Voting Rights

     Subject to the adjustments described below under "--Adjustments", each share of Subsidiary Preferred Stock entitles its holder to 1000 votes on any matter submitted to a vote of our shareholders. Except as required by law or by the certificate of designations creating the Subsidiary Preferred Stock or any other preferred or similar stock, the holders of Subsidiary Preferred Stock vote together as a single class with all other holders of our capital stock having general voting rights. Our restated certificate of incorporation may not be amended in any way that would materially alter the rights and preferences of the Subsidiary Preferred Stock in a manner adverse to these shares except with the affirmative vote of at least two-thirds of the outstanding shares of Subsidiary Preferred Stock, voting together as a single class. Other than the special consent rights described in the preceding sentence, holders of Subsidiary Preferred Stock have no special voting rights or consent rights with respect to any corporate action except as required by law.

Adjustments

     The dividend and voting rights of the Subsidiary Preferred Stock and the rights of the Subsidiary Preferred Stock in the event of a liquidation, dissolution or winding up of our company or a consolidation or merger involving our company are subject to the adjustments described in this section. In the event we at any time declare or pay any dividend on our common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each case certain rights of the Subsidiary Preferred Stock are subject to the following adjustments. The rights are adjusted by multiplying

     o in the case of the rights described above in the second bullet under "--Dividends", the quarterly dividend amount payable on each share of Subsidiary Preferred Stock,

     o in the case of the rights described above under "--Voting Rights", the number of votes per share of Subsidiary Preferred Stock,

     o in the case of the rights described above in the second bullet under "--Liquidation, Dissolution or Winding Up", the amount holders of shares of Subsidiary Preferred Stock are to receive per share in the event of a liquidation, dissolution or winding up of our company, and

     o in the case of the rights described above under "--Consolidation, Merger, etc.", the amount of consideration holders of shares of Subsidiary Preferred Stock are to receive per share in the event our company is involved in a transaction in which shares of our common stock are exchanged for or changed into other stock, cash and/or other property, by a fraction, the numerator of which is the number of shares of our common stock outstanding immediately after the distribution of our common stock and the denominator of which is the number of shares of our common stock that were outstanding immediately prior to the distribution of our common stock.

                          DESCRIPTION OF COMMON STOCK

     Our certificate of incorporation authorizes us to issue up to 6 billion shares of our common stock, par value $1. As of December 31, 2001 there were 3,542,405,744 shares of our common stock outstanding. All shares of AT&T common stock are entitled to participate equally in dividends. Each shareholder has one vote for each share registered in the shareholder's name. All shares of AT&T common stock would rank equally in liquidation, and all shares of AT&T common stock (including the shares of AT&T common stock offered by this prospectus) are fully-paid and non-assessable by us. Holders of shares of AT&T common stock have no preemptive rights.

     We are authorized to issue shares of AT&T common stock under the Shareowner Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans of us and our subsidiaries.

     The rights of the holders of our common stock are subject to the rights that our board of directors may from time to time confer on holders of our preferred stock issued in the future. These rights may adversely affect the rights of holders of our common stock.

                        DESCRIPTION OF DEPOSITARY SHARES

Fractional Shares of Preferred Stock

     We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest as described in the prospectus supplement, of a share of preferred stock.

Deposit Agreement

     The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

     Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

     If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

     Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

     Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

     The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the prospectus supplement.

Convertibility and Exchangeability

     Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Voting

     Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those preferred stock shares, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

     We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. We or the depositary may terminate a deposit agreement only if:

     o we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement,

     o    all preferred stock of the relevant series has been withdrawn, or

     o there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

     We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Title

     We and each depositary and any of our respective agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See "Legal Ownership and Book-Entry Issuance" below.

Resignation and Removal of Depositary

     A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

     o be appointed within 60 days after delivery of the notice of resignation or removal,

     o be a bank or trust company having its principal office in the United States, and

     o    have a combined capital and surplus of at least $50,000,000.

Miscellaneous

     Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. Our obligations and the obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Warrant Agreements

     Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000. We will file the warrant agreement with respect to each series of warrants with the prospectus supplement relating to that series of warrants.

General

     The prospectus supplement relating to a series of warrants will include the specific terms of the series, as follows:

     o    The offering price and currency

     o The date on which the right to exercise the warrants will commence and the date this right will expire

     o If the warrants are not continuously exercisable, the specific date or dates on which they can be exercised

     o Whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders

     o The terms of the securities which holders of warrants can purchase and the price to be paid to us on such exercise

     o If the securities that can be purchased will be issued in bearer form, any restrictions applicable to such a purchase

     o If warrants are issued together with a series of securities, the name of such securities, their terms, the number of warrants accompanying each security, and the date the warrants and securities will become separately transferable

     o    Any special tax implications of the warrants or their exercise

     o    Any other specific terms of the warrants.

Transfers and Exchanges

     A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying debt securities.

Exercise

     Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date. After this time, unless we have extended it, the unexercised warrants will be void.

     Holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

     o    Warrant certificates properly completed

     o    Payment of the exercise price.

     As soon as practicable after such delivery, we will issue and deliver to the indicated holder the securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

No Rights of Security Holder Prior to Exercise

     Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

     o in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

     o in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Enforceability of Rights By Holders of Warrants

     Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us.

Title

     We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance" below.

                              DESCRIPTION OF UNITS

     We may issue units comprised of one or more debt securities, shares of preferred stock, shares of common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

     The prospectus supplement may describe:

     o the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any provisions of the governing unit agreement that differ from those described below; and

     o any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

     The provisions described in this section, as well as those described under "Description of Debt Securities," "Description of Preferred Stock," "Description of Common Stock" and "Description of Warrants," will apply to each unit and to any debt security, preferred stock, common stock or warrant, respectively, included in each unit.

     We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series.

Unit Agreements

     We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

     The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

     The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

     Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock and warrants.

     Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

     Unless provided otherwise in an applicable prospectus supplement, we and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

     o    to cure any ambiguity;

     o    to correct or supplement any defective or inconsistent provision; or

     o to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

     Unless provided otherwise in an applicable prospectus supplement, we may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

     o impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, or

     o reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

     Unless provided otherwise in an applicable prospectus supplement, any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

     o If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series, or

     o If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

     These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

     In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

     No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Title

     We and the unit agents and any of our respective agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See "Legal Ownership and Book-Entry Issuance" below.

                    LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations. None of us, any trustee, any registrar and transfer agent, any warrant agent, any unit agent or any depositary, or any of their agents, will have any responsibility for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Unless otherwise provided in the prospectus supplement, the debt securities, preferred stock, warrants or units of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary or its nominee identified in the prospectus supplement relating to that series. The depositary will be DTC, unless otherwise indicated in the applicable prospectus supplement for a series. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

     Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The beneficial ownership interest of each actual purchaser of each book-entry security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

     Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities will be made by us in immediately available funds to DTC. We have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     Unless otherwise provided in the applicable prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     o DTC provides reasonable notice to us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under Exchange Act when it is required to be so registered;

     o we execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our restated certificate of incorporation and by-laws or the relevant indenture, deposit agreement, warrant agreement and/or unit agreement that this global security shall be so exchangeable; or

     o there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

     Under those circumstances and unless provided otherwise in the applicable prospectus supplement, if we do not appoint a successor depositary within 90 days, we will issue individual definitive securities in exchange for all the global securities representing the debt securities, preferred stock, warrants or units. In addition, we may at any time and in our sole discretion determine not to have the debt securities, preferred stock, warrants or units represented by global securities and, in that event, will issue individual definitive securities in exchange for all the global securities representing them. Individual definitive debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct. Individual preferred securities will be issued in whole shares and registered in such names as DTC shall direct. DTC will generally not be required to notify its participants of the availability of definitive securities.

     Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through underwriters or dealers;
(b) through agents; or (c) directly to one or more purchasers.

Sale Through Underwriters

     If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

     We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

Delayed Delivery Contracts

     We may authorize underwriters or agents to solicit offers by certain institutions to purchase offered securities pursuant to delayed delivery contracts, with the following features:

     o The contracts provide for purchase of the securities at the public offering price but at a specified later date

     o Purchase of securities at the closing of such contracts is conditioned solely on the purchase being permissible under laws applicable to the purchasing institution

     o    The contracts and purchasing institutions are subject to our approval

     o We will pay disclosed commissions to underwriters or agents if we accept any contract.

General Information

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933. Any discount or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act. We may also have agreements to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Legal matters relating to the securities offered hereby will be passed upon for us by Robert S. Feit, Chief Counsel--Corporate and Financial Matters of AT&T and for any underwriters by Davis Polk & Wardwell. As of December 31, 2001, Robert S. Feit owned approximately 3900 shares of AT&T common stock, and had options to purchase additional shares of AT&T common stock.

                                    EXPERTS

     The audited financial statements incorporated in this Registration Statement on Amendment No. 1 to Form S-3 by reference to AT&T's Current Report on Form 8-K, filed on September 24, 2001, except as they relate to Liberty Media Group, have been audited by PricewaterhouseCoopers LLP, independent accountants (and insofar as they relate to Liberty Media Group, by KPMG LLP, independent accountants), whose reports thereon are incorporated by reference. Such financial statements have been incorporated by reference in reliance on the reports of such independent accountants, given on the authority of such firms as experts in auditing and accounting.

     The combined financial statements of AT&T Wireless Group incorporated in this Registration Statement on Amendment No. 1 to Form S-3 by reference to AT&T's Annual Report on Form 10-K, filed on April 2, 2001 (as amended April 17,
2001), and the Current Report on From 8-K, filed on March 29, 2001 (as amended on April 11, 2001) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined balance sheets of Liberty Media Group ("New Liberty or Successor") as of December 31, 2000 and 1999, and the related combined statements of operations and comprehensive earnings, net attributed assets, and cash flows for the year ended December 31, 2000 and for the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods) which appear as an exhibit to the Annual Report on Form 10-K/A, dated April 17, 2001, of AT&T, have been incorporated by reference herein in reliance upon the report, dated February 26, 2001, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG LLP report dated February 26, 2001 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T.

     In addition, the KPMG LLP report contains an explanatory paragraph that states that, effective March 9, 1999, AT&T, the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

     The consolidated balance sheets of Tele-Communications, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 28, 2001, of AT&T have been incorporated by reference herein in reliance upon the report dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999, filed in AT&T's Form 8-K dated March 28, 2001, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   GLOSSARY

     We have used the following definitions in describing the restrictive covenants that we have agreed to in the indenture. We describe these restrictive covenants in this prospectus under Description of Debt Securities. You can also find the precise legal definitions of these terms in Section 1.01 of the indenture.

     "Secured Indebtedness" means:

     o indebtedness of AT&T or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or

     o any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary but does not include any indebtedness secured by any lien or any conditional sale or other title retention agreement:

          o    outstanding on April 1, 1986

          o incurred or entered into after April 1, 1986 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction

          o on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness

          o    owing to AT&T or any other Restricted Subsidiary

          o    existing at the time a corporation becomes a Restricted
               Subsidiary

          o incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions and

          o replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

     "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by AT&T or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to AT&T or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of .25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to AT&T and its Restricted Subsidiaries taken as a whole, or in which the interest of AT&T and all its subsidiaries does not exceed 50%.

     "Consolidated Net Tangible Assets" means the total assets of AT&T and its subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

     "Restricted Subsidiary" means any subsidiary of AT&T which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of AT&T and all its subsidiaries exceeds .25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after April 1, 1986 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of AT&T or any Restricted Subsidiary. In addition, the Board of Directors of AT&T may designate any other subsidiary as a Restricted Subsidiary.

===============================================================================

No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ---------------------



                                 $5,000,000,000



                               [AT&T Corp. logo]

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                               Depositary Shares
                                    Warrants
                                     Units

                               ------------------

                             Preliminary Prospectus



                             ---------------------




                               February 26, 2002



===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the offerings described in this registration statement, all of which will be paid by the registrant. All such expenses other than the registration fee are estimates.

       Securities and Exchange Commission registration fee.......$ 34,040*
       Legal fees and expenses................................... 500,000
       Accounting fees and expenses..............................  80,000
       Printing and engraving expenses...........................  20,000
       Rating agency fees........................................   7,500
       Trustee fees and expenses.................................   7,500
       Miscellaneous expenses....................................   7,500
                                                                 --------
            Total................................................$656,540
                                                                 ========
       ----------
       * An amount equal to $1,287,140 of the $1,321,180 filing fee was previously paid in connection with securities registered and remaining unsold under the registration statement on Form S-3 (Registration No. 333-71167), which securities are being carried forward pursuant to Rule 429.


Item 15.  Indemnification of Directors and Officers.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

     The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

     AT&T has entered into contracts with its officers and directors, pursuant to the provisions of New York Business Corporation Law Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the New York Business Corporation Law, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his/her acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of AT&T are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 26th day of February, 2002.


                                       AT&T CORP.

                                       By: /s/ Marilyn J. Wasser
                                           -------------------------------------
                                           Marilyn J. Wasser
                                           Vice President--Law and Secretary


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             SIGNATURE                                  CAPACITY

PRINCIPAL EXECUTIVE OFFICER:

                     *
------------------------------------------
C. Michael Armstrong                        Chairman and Chief Executive Officer


PRINCIPAL FINANCIAL OFFICER:

                     * Senior Executive Vice President ------------------------------------------ and Chief Financial Officer
Charles H. Noski


PRINCIPAL ACCOUNTING OFFICER:

                     *
------------------------------------------
Nicholas S. Cyprus                          Vice President and Controller


DIRECTORS

                     *
------------------------------------------
C. Michael Armstrong                        Director


                     *
------------------------------------------
J. Michael Cook                             Director


                     *
------------------------------------------
Kenneth T. Derr                             Director

                     *
------------------------------------------
M. Kathryn Eickhoff                         Director


                     *
------------------------------------------
George M. C. Fisher                         Director


                     *
------------------------------------------
Amos B. Hostetter                           Director


                     *
------------------------------------------
Shirley A. Jackson                          Director


                     *
------------------------------------------
Donald F. McHenry                           Director


                     *
------------------------------------------
Louis A. Simpson                            Director


                     *
------------------------------------------
Michael I. Sovern                           Director


                     *
------------------------------------------
Sanford I. Weill                            Director


* By: /s/ Marilyn J. Wasser
      ------------------------------------
      Marilyn J. Wasser
      (Attorney-in-Fact)


Date:  February 26th, 2002

                                 EXHIBIT INDEX

 Exhibit
 Number                                  Description of Exhibits
 -------                                 -----------------------
    1.1     -   Form of Underwriting Agreement for Debt Securities (Exhibit 1A
                to Form SE, dated December 11, 1991).

    1.2**   -   Form of Underwriting Agreement for Securities other than Debt
                Securities.

    1.3     -   Form of Distribution Agreement (Exhibit 1B to Form SE, dated
                December 11, 1991).

    1.4     -   Form of International Distribution Agreement (Exhibit 1C to
                Form SE, dated December 11, 1991).

    4.1     -   Indenture, dated as of September 7, 1990, between AT&T Corp.
                and The Bank of New York, as Trustee, substantially in the form executed (Exhibit 4.A to Form SE, dated September 10, 1990,
                File No. 1-1105).

    4.2     -   First Supplemental Indenture, dated as of October 30, 1992, between AT&T Corp. and The Bank of New York, as Trustee
                (Exhibit 4.AA to Current Report on Form 8-K dated December 1,
                1992).

    4.3     -   Form of Permanent Global Registered Fixed Rate Note (Exhibit 4B
                to Form SE, dated September 10, 1990, File No. 1-1105).

    4.4     -   Form of Definitive Registered Fixed Rate Note (Exhibit 4C to
                Form SE, dated September 10, 1990, File No. 1-1105).

    4.5     -   Form of Temporary Global Bearer Fixed Rate Note (Exhibit 4D to
                Form SE, dated September 10, 1990, File No. 1-1105).

    4.6     -   Form of Permanent Global Bearer Fixed Rate Note (Exhibit 4E to
                Form SE, dated September 10, 1990, File No. 1-1105).

    4.7     -   Form of Definitive Bearer Fixed Rate Note (Exhibit 4F to Form
                SE, dated September 10, 1990, File No. 1-1105).

    4.8     -   Form of Medium Term Global Floating Rate Note, Registered
                Security (Exhibit 4.H to Form 8-K dated December 1, 1992).

    4.9     -   Form of Medium Term Definitive Floating Rate Note, Registered
                Security (Exhibit 4.I to Form 8-K dated December 1, 1992).

    4.10**  -   Form of Certificates of Designation with respect to Preferred
                Stock.

    4.11**  -   Form of Deposit Agreement.

    4.12**  -   Form of Depositary Receipts.

    4.13**  -   Form of Warrant Agreement.

    4.14**  -   Form of Warrants.

    4.15**  -   Form of Unit Agreement.

    4.16**  -   Form of Units.

    5.1***  -   Opinion of Robert S. Feit, Esq.

    5.2**   -   Opinion of [Insert Counsel].

   12.1***  -   Computation of Ratio of Earnings to Fixed Charges.

   23.1***  -   Consent of Robert S. Feit, Esq. (included in Exhibit 5.1).

   23.2**   -   Consent of [Insert Counsel] (included in Exhibit 5.2).

   23.3*        Consent of PricewaterhouseCoopers LLP.

   23.4*        Consent of PricewaterhouseCoopers LLP.

   23.5*    -   Consent of KPMG LLP.

   23.6*        Consent of KPMG LLP.

   23.7*    -   Consent of Arthur Andersen LLP.

   24.1***  -   Powers of Attorney.

   25.1***  -   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee.

*   Filed herewith.
** To be filed by amendment or as an exhibit to a filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.
*** Previously filed.